Exhibit 4.1

SPECIMEN UNIT CERTIFICATE

NUMBER U–[ ]	UNITS

SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP [ ]

IGNITING CONSUMER GROWTH ACQUISITION COMPANY LIMITED

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE AND ONE-HALF OF ONE

REDEEMABLE PUBLIC WARRANT, EACH WHOLE PUBLIC WARRANT ENTITLING THE

HOLDER TO PURCHASE ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT [  ] is the owner of Units.

Each unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Shares”), of Igniting Consumer Growth Acquisition Company Limited, a Cayman Islands exempted company (the “Company”), and one-half (1/2) of one redeemable public warrant (each whole public warrant, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one (1) Ordinary Share for $11.50 per share (subject to adjustment). Each whole Public Warrant will become exercisable thirty (30) days after the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each, a “Business Combination”), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Ordinary Shares and the Public Warrants comprising the Units represented by this certificate are not transferable separately prior to [ ], 2022, unless RBC Capital Markets, LLC elects to allow earlier separate trading, subject to the Company’s filing with the Securities and Exchange Commission of a Current Report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the initial public offering and issuing a press release announcing when separate trading will begin. No fractional Public Warrants will be issued upon separation of the Units, and only whole Public Warrants are exercisable. The terms of the Public Warrants are governed by the Public Warrant Agreement, dated as of [ ], 2021 (as amended, supplemented or otherwise modified from time to time, the “Public Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent (in such capacity, the “Warrant Agent”), and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Public Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any holder of the Public Warrants on written request and without cost.

The Units represented by this certificate will automatically separate into the Ordinary Shares and Public Warrants comprising such Units after completion of a Business Combination.

This certificate is not valid unless countersigned by the transfer agent and registered by the registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signatures of its duly authorized officers.

By:
	Chief Executive Officer	Transfer Agent

IGNITING CONSUMER GROWTH ACQUISITION COMPANY LIMITED

The Company will furnish without charge to each unitholder who so requests a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	Custodian

(Cust) (Minor)

TEN ENT	—	as tenants by the entireties			under Uniform Gifts to Minors Act

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common			(State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER(S) OF ASSIGNEE(S))

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF ASSIGNEE(S))

Units represented by the within certificate, and does hereby irrevocably constitute and appoint Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated:	Notice: The signature(s) to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN

ELIGIBLE GUARANTOR INSTITUTION (BANKS,

STOCKBROKERS, SAVINGS AND LOAN

ASSOCIATIONS AND CREDIT UNIONS WITH

MEMBERSHIP IN AN APPROVED SIGNATURE

GUARANTEE MEDALLION PROGRAM, PURSUANT TO

S.E.C. RULE 17Ad-15 UNDER THE SECURITIES

EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE).

As more fully described in, and subject to the terms and conditions described in, the Company’s final prospectus for its initial public offering, dated [ ], 2021, the holder(s) of this certificate shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Ordinary Shares sold in its initial public offering and liquidates because it does not consummate an initial business combination within the period of time set forth in the Company’s amended and restated memorandum and articles of association (as the same may be further amended, supplemented or otherwise modified from time to time, the “amended and restated memorandum and articles of association”), (ii) the Company redeems the Ordinary Shares sold in its initial public offering in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Ordinary Shares the right to have their shares redeemed in connection with the Company’s initial business combination or to redeem one-hundred percent (100%) of the Ordinary Shares if the Company does not complete its initial business combination within the time period set forth therein or (B) with respect to any other provision relating to the rights of holders of the Ordinary Shares, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.